EXHIBIT 5.1

June 5, 2014

Pacira, Pharmaceuticals, Inc.

5 Sylvan Way

Parsippany, New Jersey 07054

Re:                             Registration Statement on Form S-8 of Shares of Common Stock,
$0.001 par value per share, of Pacira Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pacira Pharmaceuticals, Inc. (the “Company”)  in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 3,425,000 shares of common stock, $0.001 par value per share (the “Shares”), of which 2,750,000 may be issued pursuant to the Pacira Pharmaceuticals, Inc. Amended and Restated 2011 Stock Incentive Plan, 500,000 may be issued pursuant to the Pacira Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan and 175,000 may be issued pursuant to the Pacira Pharmaceuticals, Inc. 2014 Inducement Plan (collectively, the “Plans”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP